EXHIBIT 99.1

       SKYMALL UNVEILS E.COMMERCE STRATEGY; PLANS TO LAUNCH TRAVEL SITE,
              IMPLEMENT E.COMMERCE VIA BROADBAND TECHNOLOGIES AND
                        PURSUE WORKPLACE WEB INITIATIVES

               Preliminary First Quarter Revenues Also Announced


     PHOENIX--(BUSINESS WIRE)--April 12, 1999-- SkyMall, Inc. (Nasdaq: SKYM - news) today unveiled a comprehensive e.commerce strategy focused on shopping and travel.

     SkyMall's e.commerce strategy focuses on three primary areas: developing its Web infrastructure, expanding its content offering and implementing marketing initiatives geared towards generating brand awareness and driving traffic to its sites.

     In the third quarter of 1999, SkyMall plans to launch a travel site that leverages its relationships with its airline and other travel partners. The Company also plans to implement e.commerce via broadband technologies and marketing initiatives designed to reach time-pressed consumers via the Web at work.

     "Our strategy is designed to capitalize on the exclusive relationships developed by our in-flight catalog business and last year's strong performance of our skymall.com site," said Robert Worsley, Chairman and CEO.

     "We are convinced that consumers are not going to navigate and bookmark numerous sites to cover all their needs. Our ultimate goal is to build a comprehensive one-stop site that provides consumers with a broad selection of best-selling merchandise and travel-related services and content that is easy to navigate and provides unique and entertaining consumer experiences."

     INFRASTRUCTURE STRATEGY.

     "Over the last eight years we have refined our virtual inventory delivery system for our in-flight business and have developed expertise in customer service and support," continued Mr. Worsley.

     "A key component of our e.commerce strategy is to apply the knowledge we have developed from our existing business to further develop the infrastructure necessary to support our Web efforts. Specifically, we plan to upgrade the speed, performance and functionality of the Company's existing skymall.com site to ensure that by the fourth quarter the consumer experience at skymall.com meets or exceeds that of other major e.commerce sites.

     "We also plan to further  refine our systems and  processes  to allow us to
expand  our  merchandise  offering  and  provide  travel-related   services  and
content."

     Three upgrades of the skymall.com site are expected to be implemented in 1999. The first upgrade, which was implemented over a week ago, streamlined the shopping experience by improving the speed of skymall.com and enhanced the look

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and feel of the user interface.  With this upgrade,  featured products,  product categories and merchants were brought to prominence on skymall.com's home page.

     The second upgrade is planned for the third quarter and is expected to significantly enhance the speed, performance and scalability of the site, including reducing the time to serve up Web pages. The second upgrade is also expected to improve the collaborative filtering technology SkyMall recently implemented to allow the Company to make more recommendations for additional products to consumers based on past purchasing behavior.

     Because the holiday shopping season typically accounts for 40% of SkyMall's sales, the most comprehensive upgrade of the site is planned for early in the fourth quarter. Plans call for the implementation of additional features that will improve the overall consumer shopping experience by offering consumers functionality and services beyond merely browsing and purchasing products. These features will be designed to increase conversion rates and drive additional traffic to the site. The Company also expects to incorporate logic that will facilitate implementation of best-of-class solutions regardless of the underlying technology.

     CONTENT STRATEGY.

     MERCHANDISING. Merchandising plans call for SkyMall to increase the variety and selection of merchandise offered on the Web by two primary means. First, SkyMall plans to further leverage its relationships with its existing base of over 100 catalog vendors by adding more of their products to SkyMall's database, in addition to the best-selling items already available in the in-flight catalog. SkyMall has already made progress in this area in 1999, and has increased the number of products available through its Internet site to approximately three times the print catalog offering.

     The Company's second merchandising strategy is to secure product content in new categories that have not been traditionally covered by the catalog industry by securing relationships directly with the manufacturers and other major distributors of product.

     To date, SkyMall has secured relationships with numerous manufacturers and other distributors in categories that include electronics, health-related products and home furnishings. In connection with the second phase of the planned infrastructure upgrades, the Company anticipates that the products from many of these manufacturers will be available on its site.

     TRAVEL. Leveraging its relationships with its airline and other travel partners, SkyMall expects to launch a travel site in the third quarter of 1999. Through its airline and other relationships, the Company expects to be able to secure travel content and to provide various value-added services to travelers. Initial plans call for links between skymall.com's travel and shopping sites in order to increase awareness of both sites. Ultimately, the Company plans to incorporate shopping and travel into one comprehensive site.

     MARKETING ALLIANCE STRATEGY.

     SKYMALL.COM STRATEGY. skymall.com's e.commerce strategy is to implement marketing programs designed to improve brand awareness, drive traffic to its site and increase consumer spending. SkyMall believes the key to SkyMall's success in its in-flight catalog business has been to successfully secure and manage numerous partner relationships with major airlines and merchants.

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     SkyMall  plans  to use  its  partnership  relationship  experience  to form additional strategic partnership alliances with third parties, such as financial service providers and media companies. By bringing SkyMall's product content to third parties to enable them to conduct e.commerce on a co-branded site, the Company believes it can also secure additional on-and off-line channels for promotions to the customer bases of these third parties at little or no cost to SkyMall.

     In turn, through these proposed alliances, SkyMall plans to give its partners access to some of the most demographically appealing consumers in the country through its existing in-flight catalog and hotel channels.

     BROADBAND TECHNOLOGIES. Experts believe that the convergence of television and the Web will occur in the foreseeable future, creating the opportunity to provide a richer content experience to consumers via broadband technologies.

     The Company believes that broadband technology will be important to its future in all its channels. The Company believes that broadband technologies will allow it to expand its reach, customer base and enhance brand awareness, while offering much needed support to potential broadband partners. The Company plans to leverage its merchandising expertise, back-end infrastructure and customer service experience to implement broadband-related alliances with third parties.

     WORKPLACE WEB INITIATIVES. Given the increasing use of the Internet in the workplace as well as the significant number of dual-income households, SkyMall believes that the corporate workplace is an ideal channel for further distribution of its products and services.

     In 1998, SkyMall acquired Durham & Company, a logo merchandise company as a key step in furthering its workplace marketing strategy. Through Durham's relationships with large corporations and other organizations, the Company plans to implement workplace marketing initiatives on Web-based intranet systems that deliver logo merchandise as well as other product content to consumers at work.

     INVESTMENT SPENDING. As previously announced in early March, SkyMall plans to invest significantly in its e.commerce strategy and the investment is expected to cause SkyMall to experience a loss for 1999 ranging between $1.00 and $1.20 per share. SkyMall has budgeted an estimated $20 million of incremental expenditures over 1998 levels primarily for its e.commerce strategy, bringing the total estimated e.commerce expenditures in 1999 to approximately $27 million, of which an estimated $7 million will be for capital expenditures.

     SkyMall plans to invest the $20 million of expense and $7 million in capital expenditures in four major areas: $5 million to staff the Internet development and support team and to operate the recently opened New York office, $10 million for sales and marketing of the new sites, $5 million for infrastructure and the management team to lead the Company's growth initiatives, and $7 million of capital expenditures for computer equipment and software development.

     The Company expects to fund the e.commerce investment through catalog operations cash flow and its current cash position of approximately $4 million, as well as by to re-negotiating its line of credit to increase its borrowing capacity. While these funds are expected to be sufficient to meet skymall.com's expansion objectives for 1999, the Company is continuing to explore other financing options.

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     FIRST QUARTER REVENUES.  SkyMall also announced preliminary revenue results for the first  quarter  ending March 31,  1999.  Net  merchandise  sales for the
period  are  expected  to  be  approximately   $9.8  million,   an  increase  of
approximately 6% over net merchandise sales of $9.2 million for the first quarter of 1998.

     Net merchandise sales from the Company's e.commerce initiatives for the first quarter are expected to triple from approximately $266,000 in 1998 to $857,000 in 1999, representing approximately nine percent of the Company's net merchandise sales.

     Due to a decrease in placement fee revenue to $2.2 million in the first quarter of 1999 as compared with $3.3 million in the first quarter a year ago, total revenues are expected to be $13.0 million for the first quarter compared with $13.2 million for the same period in 1998.

     The Company has continued to renegotiate its agreements with its vendors toward less placement fees and more variable margin agreements as it expects to realize more of its sales over the Internet.

     SUMMARY. "Research shows that consumers are quickly accepting the Internet as a new shopping medium, with about half of the households in the U. S. that had Internet access making at least one purchase on-line in the last six months," stated Bob Worsley. "We believe the fourth quarter of 1999 will present us with important opportunities in this new era of Internet shopping and we plan to capitalize on these opportunities by executing the strategies we have discussed today."

     SkyMall, Inc. (Nasdaq: SKYM - news), based in Phoenix, Arizona, capitalizes on exclusive agreements to create both print and e.commerce solutions for consumers and merchants.

     The SkyMall print catalog is currently available in 68% of all domestic airline seat pockets and, with the Company's e.commerce Web site, makes high-quality products and services available to millions of shoppers. For additional information, please visit the company at: www.skymall.com.

     This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.


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     Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

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     Contact:  GCI Financial, Inc.
               Doug Sherk, 212/537-8000 (Investor Relations) dsherk@gcigroup.com

               or

               SkyMall, Inc.
               Marti A. Benfield, 602/528-3233 (Investor Relations) benfield@skymall.com